As filed with the Securities and Exchange Commission on December 30, 2019

Registration No. 333-216653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-216653

UNDER

THE SECURITIES ACT OF 1933

Presidio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2398593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 2832, New York, NY	10119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 652-5700.

Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan

Presidio, Inc. 2017 Long-Term Incentive Plan

Presidio, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Robert Cagnazzi

Chief Executive Officer

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Elliot Brecher Senior Vice President and General Counsel Presidio, Inc. One Penn Plaza, Suite 2832 New York, New York 10119 (212) 652-5700	Peter Martelli Joshua N. Korff Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

RECENT EVENTS: DEREGISTRATION

The Post-Effective Amendment (these “Post-Effective Amendment”) relates to the following Registration Statement of Presidio, Inc. (the “Company”) on Form S-8 (the “Registration Statement”):

•

Registration Statement No. 333-216653, filed with the Securities and Exchange Commission on March 13, 2017, registering 8,728,686 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company that may be offered pursuant to the Presidio, Inc. Amended and Restated 2015 Long-Term Incentive Plan, 7,200,000 shares of Common Stock that may be offered pursuant to the Presidio, Inc. 2017 Long-Term Incentive Plan and 1,500,000 shares of Common Stock that may be offered pursuant to the Presidio, Inc. Employee Stock Purchase Plan.

On December 19, 2019, pursuant to that certain Agreement and Plan of Merger, dated August 14, 2019 (as amended on September 25, 2019), by and among the Company, BCEC – Port Holdings (Delaware), LP, a Delaware limited partnership (“Parent”), and Port Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger, and an indirect wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of funds advised by BC Partners Advisors L.P.

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing the Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of December, 2019.

PRESIDIO, INC.

By:	/s/ Elliot Brecher
Name: Elliot Brecher
Title: Senior Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.